As filed with the Securities and Exchange Commission on July 14, 2004
Registration No. 333-112517

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.
(Name of small business issuer in its charter)

South Carolina	7373	57-0910139
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1601 Shop Road
Suite E
Columbia, South Carolina 29201
(803) 736-5595 (Telephone)
(803) 736-5639 (Facsimile)
(Address and telephone number of principal executive offices and principal place of business)

George E. Mendenhall
Chief Executive Officer
Integrated Business Systems and Services, Inc.
1601 Shop Road
Suite E
Columbia, South Carolina 29201
(803) 736-5595 (Telephone)
(803) 736-5639 (Facsimile)
(Name, address and telephone number of agent for service)

Copy to:

R. Douglas Harmon, Esq.
Parker, Poe, Adams & Bernstein L.L.P.
Suite 3000
Three Wachovia Center
401 South Tryon Street
Charlotte, North Carolina 28202
(704) 335-9020 (Telephone)
(704) 335-4485 (Facsimile)

Approximate date of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following
box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐ __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐ __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

DEREGISTRATION OF SECURITIES

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form SB-2 (File No. 333-112517) (the “Registration Statement”) of Integrated Business Systems and Services, Inc. (the “Registrant”), which registered for resale from time to time by certain selling shareholders up to 54,088,448 shares of common stock of the Registrant, including up to 45,144,585 shares of the Registrant’s common stock issuable upon the exercise of certain warrants. The selling shareholders of the Registrant are named in the Registration Statement. Of the registered shares covered by the Registration Statement, 5,000,000 shares of common stock (the “Dutchess Shares”) were to be issued to Dutchess Private Equities Fund, L.P. (“Dutchess”), a selling shareholder, pursuant to the terms of an investment agreement dated January 31, 2004 between the Registrant and Dutchess (the “Dutchess Agreement”). The Registration Statement was declared effective by the Securities and Exchange Commission on May 4, 2004.

     On June 25, 2004, the Registrant terminated the Dutchess Agreement. As a result, our contractual obligation to Dutchess to maintain the effectiveness of the Registration Statement with respect to the Dutchess Shares has terminated. No shares of common stock have been sold by the Registrant to Dutchess under the Dutchess Agreement. In accordance with the undertaking contained in Part II, Item 28(a)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-B, we are filing this Post-Effective Amendment No. 1 to remove from registration all of the 5,000,00 Dutchess Shares covered by the Registration Statement.

     With this Post-Effective Amendment No. 1 to the Registration Statement, we hereby deregister all of the 5,000,000 Dutchess Shares covered by the Registration Statement.

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SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly authorized this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Columbia, State of South Carolina, on July 8, 2004.

Registrant:	Integrated Business Systems and Services, Inc.

By:	/s/ George E. Mendenhall

Name: George E. Mendenhall
Title: Chief Executive Officer and
Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates stated below:

Signature	Title	Date
/s/ George E. Mendenhall George E. Mendenhall	Chief Executive Officer and Chairman of the Board (principal executive officer)	July 8, 2004
/s/ Michael P. Bernard Michael P. Bernard	Chief Financial Officer (principal financial and accounting officer)	July 8, 2004
/s/ Stuart E. Massey* Stuart E. Massey	Executive Vice President and Director	July 8, 2004
/s/ Richard D. Pulford* Richard D. Pulford	Director	July 8, 2004
/s/ Carl Joseph Berger, Jr.* Carl Joseph Berger, Jr.	Director	July 8, 2004

* By:	/s/ George E. Mendenhall

George E. Mendenhall
Attorney-In-Fact